Exhibit 99.5

Hittite Team:

Hittite today announced our intentions to merge with Analog Devices, Inc. – an opportunity that presents many advantages for you, our business, and our customers. Your talent and hard work have been vital in building this outstanding company that we know as Hittite, and we can be proud of what we have accomplished.

I cannot think of a company that is more aligned with our business attitude and culture than ADI. By combining forces with ADI, we become one company capable of addressing our customers’ entire analog and digital signal processing semiconductor requirements. The combined organizations will provide global reach, industry expertise, a long-standing commitment to innovation, and a broader base of resources to assist our customers in developing solutions for their most difficult challenges. This is a move that we think our customers will applaud since the combined organization will be a source of enabling innovation for them now and well into the future.

The Hittite team will become part of ADI once the transaction closes, which we expect to occur around the end of July. You will be joining a team of dedicated innovators who, like you, are committed to helping customers address their most challenging business needs. We will work closely with the ADI executive team to oversee the transition and merger into ADI.

The ADI team and I are committed to doing everything possible to ensure a smooth transition for you, and for our customers and business partners. As you learn more about the plans for the integration and transition, I am certain you will be as enthusiastic as I am about what the future holds for the Hittite team and our expanded suite of offerings. I have made the commitment to lead the organization combining Hittite with the RF group of ADI and I ask for your commitment as well.

Today, I will be joined by the ADI executive team to share additional information with you about ADI, the transition, and the opportunities ahead at a communication meeting at 11:00 AM EST in the cafeteria in building 2E. We will also have a video feed to all remote locations. I look forward to this exciting time, not only for the growth of our business, but also for the opportunities it will present to each of you to attain your personal and professional goals.

Rick Hess

President and CEO